Exhibit 99.1

SiriusXM Exceeds 2016 Subscriber Guidance; Issues 2017 Subscriber and Financial Guidance

NEW YORK – January 5, 2017 – SiriusXM today announced that it ended 2016 with over 31.3 million subscribers, adding more than 1.7 million net subscriber additions in the year, exceeding the company’s increased guidance of 1.7 million net subscriber additions. Self-pay net subscriber additions in 2016 were 1.66 million, exceeding the company’s increased guidance of 1.6 million and resulting in self-pay subscriptions of approximately 26 million at year end.

The company also announced that it expects to meet or exceed its 2016 guidance for revenue, adjusted EBITDA and free cash flow.

“SiriusXM had an incredible 2016. In addition to topping 31 million subscribers, our business is running efficiently and we are attaining records in revenue, adjusted EBITDA, adjusted EBITDA margin, and free cash flow. Our relationships with our OEMs have never been stronger and demand for our product continues to grow,” said Jim Meyer, SiriusXM’s Chief Executive Officer.

“We continue to make substantial investments in new products, content and technologies, including investments in new satellites, our next-generation 360L platform, wideband chipsets, and new marketing capabilities. In 2017, we expect to continue our never-ending focus on bringing our customers the best content bundle available, and our strong record of delivering cost-effective growth and returning substantial capital to stockholders through stock buybacks and our recently-introduced dividend,” added Meyer.

The company also issued 2017 guidance for self-pay net subscriber additions, revenue, adjusted EBITDA and free cash flow:

•	Self-pay net subscriber additions of approximately 1.3 million,

•	Revenue of approximately $5.3 billion,

•	Adjusted EBITDA of approximately $2.025 billion, and

•	Free cash flow of approximately $1.5 billion.

SiriusXM expects to announce its complete results for the fourth quarter and full year 2016 in early February 2017.

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About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world’s largest radio company measured by revenue and has approximately 31 million subscribers. SiriusXM creates and offers commercial-free music; premier sports talk and live events; comedy; news; exclusive talk and entertainment, and a wide-range of Latin music, sports and talk programming. SiriusXM is available in vehicles from every major car company in the U.S. and on smartphones and other connected devices as well as online at siriusxm.com. SiriusXM radios and accessories are available from retailers nationwide and online at SiriusXM. SiriusXM also provides premium traffic, weather, data and information services for subscribers through SiriusXM Traffic™, SiriusXM Travel Link, NavTraffic®, NavWeather™. SiriusXM delivers weather, data and information services to aircraft and boats through SiriusXM Aviation, SiriusXM Marine™, Sirius Marine Weather, XMWX Aviation™, XMWX Weather, and XMWX Marine™. In addition, SiriusXM Music for Business provides commercial-free music to a variety of businesses. SiriusXM holds a minority interest in SiriusXM Canada which has approximately 2.8 million subscribers. SiriusXM is also a leading provider of connected vehicles services to major automakers, giving customers access to a suite of safety, security, and convenience services including automatic crash notification, stolen vehicle recovery assistance, enhanced roadside assistance and turn-by-turn navigation.
To download SiriusXM logos and artwork, visit http://www.siriusxm.com/LogosAndPhotos.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. SiriusXM does not provide a non-GAAP reconciliation for Adjusted EBITDA guidance to Net income or Free cash flow guidance to Net cash provided by operating activities because it does not provide guidance for the reconciling items between adjusted EBITDA to Net income, which includes the provision for income taxes, interest expense and other income, nor does the Company provide guidance for the reconciling items between Free cash flow to Net cash provided by operating activities, which includes additions to property and equipment.  As items that impact Net income and Net cash provided by operating activities are out of the Company’s control and/or cannot be reasonably predicted, the Company is unable to provide such guidance as the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. Accordingly, a reconciliation to Net income and Net cash provided by operating activities is not available without unreasonable effort.
The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our substantial competition, which is likely to increase over time; our ability to attract and retain subscribers, which is uncertain; consumer protection laws and their enforcement; the unfavorable outcome of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; the security of the personal information about our customers; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; our failure to realize benefits of acquisitions or other strategic initiatives; rapid technological and industry changes; failure of third parties to perform; harmful interference to our service from new and existing wireless operations; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; and impairment of our business by third-party intellectual property rights. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2015, which is filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Investor Relations contact:
Hooper Stevens
212-901-6718
hooper.stevens@siriusxm.com

Chris Leal
212-584-5236
chris.leal@siriusxm.com

Media contact:
Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com